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                                                                   EXHIBIT 99(i)



INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:


We have audited the consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries ("Merrill Lynch") as of December 25, 1998 and December 26, 1997 and for each of the three years in the period ended December 25, 1998 and have issued our report thereon dated February 22, 1999, which report expresses an unqualified opinion and includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs. Such consolidated financial statements and our report are incorporated by reference in Part Two, Item 8, "Financial Statements and Supplementary Data," of this Annual Report on Form 10-K.

We have also previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Merrill Lynch as of December 27, 1996, December 29, 1995 and December 30, 1994, the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the two years in the period ended December 29, 1995 and the related consolidated statement of comprehensive income for the year ended December 29, 1995 (none of which are presented or incorporated by reference herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in Exhibit 12 under the captions "Ratio of Earnings to Fixed Charges" and "Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends" for each of the five years in the period ended December 25, 1998 included in this Annual Report on Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Deloitte and Touche LLP

New York, New York
February 22, 1999